Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent (i) to the use of our report dated March 30, 2015 with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and other comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, (ii) to the use of our report dated March 12, 2013, with respect to the historical summary of gross income and direct operating expenses of Newington Fair Shopping Center for the year ended December 31, 2011, (iii) to the use of our report dated February 6, 2015, with respect to the combined historical summary of gross income and direct operating expenses of Kite Portfolio for the year ended December 31, 2013, (iv) to the use of our report dated March 20, 2015, with respect to the combined historical summary of gross income and direct operating expenses of Kite Portfolio II for the year ended December 31, 2013, all incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 9 to the registration statement on Form S-11 (registration number 333-176775) of Inland Real Estate Income Trust, Inc.

Our reports related to the historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Chicago, Illinois

April 17, 2015